EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement (Form S-8 File Number 333-86876) pertaining to the United Community Banks, Inc. Profit Sharing Plan of our report dated May 6, 2005, with respect to the financial statements of the United Community Banks, Inc. Profit Sharing Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2004.

Atlanta, Georgia
June 24, 2005